CAPITAL SOUTHWEST CORPORATION ANNOUNCES 6/30/11 NET ASSET VALUE

DALLAS – July 26, 2011 – Capital Southwest Corporation (NASDAQ: CSWC) today reported total net assets at June 30, 2011 of $527,521,588 equivalent to $140.56 per share.  Comparative annual data is summarized below:

	June 30, 2011	March 31, 2011	June 30, 2010

Net assets	$527,521,588	$539,233,139	$495,887,244

Shares outstanding	3,753,038	3,753,038	3,741,638

Net assets per share	$140.56	$143.68	$132.53

Assuming reinvestment of all dividends and tax credits on retained long-term capital gains, the June 30, 2011 net asset value was 1.8% below the March 31, 2011 net asset value of $143.68 per share and 13.7% above the June 30, 2010 net asset value of $132.53 per share.

About Capital Southwest Corporation

Capital Southwest is celebrating 50 years of helping companies grow and prosper. Since our founding in 1961, we have operated as a business development company with a refreshingly different mindset:  we provide capital to exceptional businesses and have the patience and flexibility to hold investments indefinitely, enabling companies to achieve their potential. Visit our website at www.CapitalSouthwest.com to learn about our investment criteria and how our capital can accelerate your company’s growth.

This press release may contain historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition and results of operations of the Company. The words "believe," "expect," "intend," "plan," "should" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views, assumptions and expectations of the Company with respect to future events and are subject to risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in the markets in which the Company operates and in general economic and business conditions, competitive pressures, changes in business strategy and various other factors, both referenced and not referenced in this press release. Certain factors that may affect the Company and its results of operations, are included in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and the Company’s subsequent periodic filings with the Securities and Exchange Commission. The Company does not assume any obligation to update these forward-looking statements.  This release may also contain non-GAAP financial measures.  These measures are included to facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management’s opinion.  Our reference to any non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.  These non-GAAP measures are provided only to enhance investors overall understanding of our financial performance.

Contact:	Gary L. Martin or Tracy L. Morris
972-233-8242

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